Exhibit 23.4

CONSENT OF WEIR INTERNATIONAL, INC.

With respect to the SEC filings by Ramaco Resources, Inc. (the “Company”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024, Weir International, Inc., as independent mining engineers and geologists, hereby consents to the use of information contained in the Technical Report Summaries for each of the Berwind and Knox Creek Complexes, dated April 4, 2023, the Elk Creek Complex dated November 22, 2022, and for the Maben Property, dated March 13, 2025, and incorporation by reference of such information in the Company’s Registration Statements on Form S-8 (File No. 333-265384 and File No. 333-215913) and Form S-3 (File No. 333-261228 and File No. 333-274324). We also consent to the reference to Weir International, Inc. in those filings and any amendments thereto.

WEIR INTERNATIONAL, INC.

/s/ Fran X. Taglia

Fran X. Taglia

President

March 17, 2025